EX-99.B-77C

SUB-ITEM 77C:          Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On December 12, 2008, a special shareholder meeting (Meeting) for Waddell & Reed Advisors Vanguard Fund, Inc. (Fund) was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1:          To elect thirteen Directors for the Fund.

Michael L. Avery
For	Against
121,493,952.891	4,277,342.664

Jarold W. Boettcher
For	Against
121,474,837.915	4,296,457.640

James M. Concannon
For	Against
121,342,110.214	4,429,185.341

John A. Dillingham
For	Against
121,296,825.798	4,474,469.757

David P. Gardner
For	Against
121,038,586.946	4,732,708.609

Joseph Harroz, Jr.
For	Against
121,460,213.414	4,311,082.141

John F. Hayes
For	Against
120,698,303.481	5,072,992.074

Robert L. Hechler
For	Against
120,892,288.365	4,879,007.190

Albert W. Herman
For	Against
121,360,127.763	4,411,167.792

Henry J. Herrmann
For	Against
121,522,244.347	4,249,051.208

Glendon E. Johnson, Sr.
For	Against
120,819,226.004	4,952,069.551

Frank J. Ross, Jr.
For	Against
121,447,957.777	4,323,337.778

Eleanor B. Schwartz
For	Against
121,264,949.776	4,506,345.779

Proposal 2:          To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed Advisors Funds.

For	Against	Abstain
108,161,750.310	3,439,504.606	4,804,074.941